EXHIBIT 10.5

FHLBank San Francisco
2010 EXECUTIVE INCENTIVE PLAN

PLAN PURPOSE
To optimize individual and Bank performance in accomplishing Board-approved goals and objectives.

PLAN OBJECTIVES
To motivate Bank executives to exceed individual and Bank goals that support the business plan and long-term strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including an annual incentive award opportunity.

ELIGIBILITY
Participants are Bank executives whose performance has a major impact on the Bank's success. The 2010 participants are the incumbents in the Bank's executive officer positions, including:

Executive Vice President
Senior Vice President, Chief Risk Officer
Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit - participates in the Audit Executive Incentive Plan)

Participants must be employed by the Bank through December 31st to be eligible for an incentive award under the 2010 plan. Participants hired, promoted, or who have a leave of absence during the plan year are eligible to participate on a pro-rata basis. Participants hired or promoted on or after October 1st will not be eligible to participate during the current plan year.

INCENTIVE GOALS AND MEASURES

Incentive Goals
For each participant there are individual goals and Bank goals, which are weighted for each participant. The individual goals support the Bank-wide goals and objectives.

The three Bank goals for 2010 are:

1.
2010 Risk Management Goal: Enhance the financial and credit risk management, internal controls, and financial reporting frameworks to better align them with an extended period of housing and mortgage market distress that may lead to member failures and credit stress in the Bank's MBS portfolio, and to meet the best practices operating strategy of the Bank.

2.
2010 Franchise Enhancement Goal: Position the Bank and the FHLBank System to remain an integral component of the changing housing and finance services markets. Continue to meet the Bank's mission objectives within these markets as they are currently structured, but also influence and adapt to structural changes in those markets.

3.	2010 Community Investment Goal: Support and promote the Bank's Affordable Housing Program and Community Investment Programs.

An outline of the Bank and individual goal weights and measures is attached as Exhibit A.

Actual achievement of Bank goals is subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board.

Incentive Goal Achievement Measures
The plan rewards levels of goal achievement, as follows:

Achievement Level	Measure Definition

200% of target	The most optimistic achievement level that far exceeds levels forecasted from expected business.

150% of target	An optimistic achievement level that exceeds levels forecasted from expected business.

Target (100%)	Performance that is expected under the Bank's Plan.

Threshold (75% of target)	Minimum level of performance that must be achieved for awards to be paid.

The percentages above represent aggregated achievement levels, not percentages of base pay.

INCENTIVE AWARD POOL
The Board approves an incentive award pool for the Bank's executive officers at the beginning of the plan period. Portions of the pool may be allocated to plan participants at the end of the plan period based upon their overall goal achievement levels. The President and the Board of Directors have full discretion to modify any and all incentive payments.

AWARD DETERMINATION
Awards will be based on success in achieving individual and Bank goals. In the case of the three Bank goals, the same achievement levels apply to all participants. At yearend, accomplishments will be assessed and a percentage of achievement will be determined for each goal and any award determination will be at the discretion of the Board.

Percentage of Achievement Scale	Achievement Levels
0% - 200%	200%	=	Far Exceeds Target
	150%	=	Exceeds Target
	100%	=	Target
	75-99%	=	Threshold

For each goal, the percentage of achievement will be multiplied by the applicable goal weights. Each weighted achievement will then be added to determine the total weighted achievement. The basis for award opportunity is total weighted achievement. Performance from 75-99% (threshold level) is below the target achievement level and, therefore, may result in an award less than one granted for achieving the target level. Performance below the threshold achievement level normally will not result in an incentive award. The President and the Board of Directors have full discretion to modify any and all incentive payments.

APPROVAL OF INCENTIVE AWARDS
All incentive awards must be approved by the President and the Board of Directors prior to payment. The Board of Directors has the discretion to approve awards for achievement below 75% total weighted achievement. Award recommendations will be considered by the Board of Directors at the January 2011 Board meeting, or as soon thereafter as reasonably practicable.

PLAN ADMINISTRATION AND IMPLEMENTATION
The President is responsible for overseeing the administration and interpretation of the Plan.

Payments under this plan are subject to approval by the Board of Directors. Any awards will be distributed as soon as administratively possible following the effective date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank's discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency's approval under applicable laws and regulations in effect from time to time.

2010 Executive Incentive Plan

2010 Risk Management Goal [Segment Weight = 40%] [Chief Risk Officer Segment Weight = 70%]
Qualitative assessment at yearend by Board of Directors.

Goal Measures

•	Enhance the framework for balancing the risks to the Bank as a cooperative, from individual member credit deterioration, with the mission of the Bank to support members' housing finance objectives.

•	Enhance the Bank's ability to prudently support weak and troubled members.

•
Enhance accounting and risk management processes and practices for the Bank's portfolio of non-agency MBS to improve fair value measurement, credit risk and accounting write-down risk analysis, and funding and hedging risk analysis.

•	Improve the measurement and management of strategic liquidity risk to enhance the Bank's ability to provide liquidity to members.

•	Maintain System leadership in accounting policy and System consistency projects.

•
Begin implementation of the new Front Office and Back Office trading, operations and accounting infrastructure to place the Bank in a better position to meet regulatory, risk management and competitive challenges.

2010 Franchise Enhancement Goal [Segment Weight = 40%] [Chief Risk Officer Segment Weight = 20%]
Qualitative assessment at yearend by Board of Directors.

Goal Measures

•
Achieve targeted potential dividend spread. Enhance financial strategies that enable the Bank to effectively manage capital and maintain the appropriate balance between financial risk and financial return.

•	Innovate and pursue business and product development opportunities to enhance and promote the value of the franchise to members, prospects and constituents.

•	Develop strategies and implementation plans to address either significant shrinkage or significant growth in advances.

•	Develop and actively pursue strategies to counter the unintended consequences of Congressional and regulatory efforts that affect the FHLBanks' funding and advances franchises.

•	Develop a strategy to resume repurchase of excess capital stock and payment of dividends.

2010 Community Investment Goal [Segment Weight = 20%] [Chief Risk Officer Segment Weight = 10%]
Qualitative assessment at yearend by Board of Directors.

Goal Measures

•	Promote the use of the Bank's CICA products.

•	Promote active participation in the Banks' Affordable Housing Program and Set-Aside Programs.

•
Provide effective technical assistance and outreach for Affordable Housing Program and Set-Aside Programs and promote financial literacy, foreclosure prevention, and re-use of foreclosed homes for affordable housing.

2010 Senior Officer Goal Weights

	Senior Vice Presidents		Senior Vice President, Chief Risk Officer		Executive Vice President
	Corporate Goal Weights	Goal Weights (includes individual goals)	Corporate Goal Weights	Goal Weights (includes individual goals)	Corporate Goal Weights	Goal Weights (includes individual goals)
Individual	N/A	30.0%	N/A	30.0%	N/A	20.0%
Risk Management	40.0%	28.0%	70.0%	49.0%	40.0%	32.0%
Franchise Enhancement	40.0%	28.0%	20.0%	14.0%	40.0%	32.0%
Community Investment	20.0%	14.0%	10.0%	7.0%	20.0%	16.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Exhibit A